Exhibit 99.1

FlexShopper, Inc. Reports First Quarter 2021 Financial Results

Q1 2021 Net Revenues Up 32.7% to $31.9 million

Lease Merchandise, net, Up 31.4% at March 31, 2021 Compared With Prior Year

BOCA RATON, Fla., May 10, 2021 (GLOBE NEWSWIRE) -- FlexShopper, Inc. (Nasdaq:FPAY) (“FlexShopper”), a leading national online lease-to-own (“LTO”) retailer and LTO payment solution provider, today announced its financial results for the quarter ended March 31, 2021, highlighted by continued growth in lease activity from repeat customers, along with new customer additions.

Results for Quarter Ended March 31, 2021 vs. Quarter Ended March 31, 2020:

●	Total net revenues and fees increased 31.9% to $32.7 million from $24.8 million

●	Originated 39,299 gross leases, up 8.7% from 36,153; average origination value increased to $532 from $475

●	Gross lease originations increased $3.7 million, or 21.7%, to $20.9 million from $17.2 million

●	Gross profit increased 28% to $10.3 million from $8.0 million

●	Net income of $1.2 thousand compared with net income of $51.6 thousand

●	Net loss attributable to common stockholders of $(608) thousand, or $(0.03) per diluted share, compared to net loss attributable to common stockholders of $(1.3) million, or $(0.06) per diluted share

●	Adjusted EBITDA[1] increased to $2.4 million compared to $2.0 million

●	Lease merchandise, net, increase 31.4% to $39.3 from $29.9 million

 ¹Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Non-GAAP Measures”.

First Quarter 2021 Highlights and Recent Developments

●	Pilot program with a national retailer continues to expand from one state to four states. As noted in the Company’s Q4 2020 earnings release, FlexShopper’s payment option was due to roll-out to three additional states as of March 15th. This further roll-out has resulted in FlexShopper now being available in over 300 storefronts with this retail partner.

●	Digital advertising rates continue to support an aggressive marketing stance. Through the first quarter, FlexShopper continued to invest in digital marketing programs as the company was able to attract customers at its targeted acquisition cost.

●	Origination growth through Q1 2021. The Company previously announced origination growth of 23% in January and February combined, compared with the same two-month period in 2020. Overall Q1 2021 originations grew 21.7%, while average origination value increased to $532 from $475.

●	Repeat customer trends continue to be favorable. During the first quarter, the Company originated $8.2 million from existing customers compared with $7.3 million repeat customer leases in the first quarter of 2020.

●	Pre-marketing EBITDA continues to demonstrate growth. Excluding marketing expense, which is the Company’s most significant variable expense category, pre-marketing EBITDA for Q1 was $4.2 million, up from $3 million in the prior year quarter.

●	Net lease merchandise up compared with prior year. Representing the value of actual goods on which customers are due to make lease payments, Net Lease Merchandise grew 31.4% to $39.3 million at March 31, 2020, compared with $29.9 million a year ago

Rich House, CEO, stated, “Our first quarter was generally in-line with our expectations. Through the fall of 2020 and into early 2021, we saw solid growth in our originations and those leases helped drive the top line growth we enjoyed in the first quarter. Those customers have also exhibited payment behavior at, or better, than expected, with government stimulus programs helping many customers who may have been delinquent get caught up. We have also commented on our recent calls that stimulus programs enacted during 2020 led to an increase in early payoff activity and this round of stimulus has been no exception. Our focus remains on recycling that capital, with an emphasis on driving repeat customer activity, which is our most profitable business.”

Mr. House continued, “On our fourth quarter call we noted that our pilot program with a national retailer was due to expand to four states from one in mid-March and that rollout has gone well. We are now in over 300 stores with this retail partner and seeing good adoption of our FlexShopper payment option at the store level. We are confident this success will translate into further expansion with this partner over the balance of the year. We are also very active in looking to add additional retail partners and expect that the broader national trend toward ending pandemic restrictions will help accelerate our retail channel activity.”

Additionally, Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition of this measure under “Non-GAAP Measures.”

Conference Call Details

Date: Tuesday, May 11, 2021

Time: 9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (877) 407-3944

International callers: (412) 902-0038

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor” section of the Company’s website at www.flexshopper.com or by clicking on the conference call link:

https://78449.themediaframe.com/dataconf/productusers/fpay/mediaframe/44878/indexl.html. An audio replay of the call will be archived on the Company’s website.

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended March 31,
	2021	2020

Revenues:
Lease revenues and fees, net	$31,104,664	$23,697,705
Lease merchandise sold	1,679,006	1,145,042
Total revenues	32,783,670	24,842,747

Costs and expenses:
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise	21,200,510	16,196,949
Cost of lease merchandise sold	1,326,443	630,781
Marketing	1,832,740	1,031,145
Salaries and benefits	2,909,319	2,548,869
Operating expenses	4,114,424	3,171,692
Total costs and expenses	31,383,436	23,579,436

Operating income	1,400,234	1,263,311

Interest expense including amortization of debt issuance costs	1,398,997	1,211,626
Net income	1,237	51,685

Dividends on Series 2 Convertible Preferred Shares	609,772	609,717
Deemed dividend from exchange offer of warrants	-	713,212
Net loss attributable to common shareholders	$(608,535)	$(1,271,244)

Basic and diluted (loss) per common share:
Basic and diluted	$(0.03)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES:
Basic and diluted	21,369,904	19,903,435

FLEXSHOPPER, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$6,315,815	$8,541,232
Accounts receivable, net	11,028,554	10,032,714
Prepaid expenses	923,093	869,081
Lease merchandise, net	39,320,781	42,822,340
Total current assets	57,588,243	62,265,367

PROPERTY AND EQUIPMENT, net	5,945,497	5,911,696

OTHER ASSETS, net	67,267	72,316
Total assets	$63,601,007	$68,249,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,126,214	$7,907,619
Accrued payroll and related taxes	560,332	352,102
Current portion of promissory notes to related parties, net $8,276 at 2020 of unamortized issuance costs, including accrued interest	59,811	4,815,546
Current portion of promissory note – Paycheck Protection Program, including accrued interest	1,291,951	1,184,952
Accrued expenses	2,866,607	2,646,800
Lease liability - current portion	148,301	160,726
Total current liabilities	8,053,216	17,067,745

Loan payable under credit agreement to beneficial shareholder, net of $499,661 at 2021 and $61,617 at 2020 of unamortized issuance costs and current portion	36,290,339	37,134,009
Promissory notes to related parties, net of $5,093 at 2021 of unamortized issuance costs and current portion	4,744,904	-
Promissory note – Paycheck Protection Program, net of current portion	639,510	741,787
Accrued payroll and related taxes net of current portion	204,437	204,437
Lease liabilities net of current portion	1,907,220	1,947,355
Total liabilities	51,839,626	57,095,333

STOCKHOLDERS’ EQUITY
Series 1 Convertible Preferred Stock, $0.001 par value - authorized 250,000 shares, issued and outstanding 170,332 shares at $5.00 stated value	851,660	851,660
Series 2 Convertible Preferred Stock, $0.001 par value - authorized 25,000 shares, issued and outstanding 21,952 shares at $1,000 stated value	21,952,000	21,952,000
Common stock, $0.0001 par value- authorized 40,000,000 shares, issued and outstanding 21,375,945 shares at 2021 and 21,359,945 shares at 2020	2,138	2,136
Additional paid in capital	37,449,422	36,843,326
Accumulated deficit	(48,493,839)	(48,495,076)
Total stockholders’ equity	11,761,381	11,154,046
	$63,601,007	$68,249,379

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2021 and 2020

(unaudited)

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,237	$51,685
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and impairment of lease merchandise	21,200,510	16,196,949
Other depreciation and amortization	651,394	460,013
Amortization of debt issuance costs	91,703	94,346
Compensation expense related to issuance of stock options and warrants	593,186	215,814
Provision for doubtful accounts	8,833,349	7,682,927
Interest in kind added to promissory notes balance	9,098	141,038
Changes in operating assets and liabilities:
Accounts receivable	(9,829,189)	(7,870,539)
Prepaid expenses and other	(53,683)	(87,873)
Lease merchandise	(17,698,951)	(15,032,521)
Security deposits	4,280	2,943
Lease Liabilities	(1,033)	100,014
Accounts payable	(4,781,405)	(1,406,398)
Accrued payroll and related taxes	208,230	(220,263)
Accrued expenses	208,271	230,394
Net cash provided by (used in) operating activities	(563,003)	558,529

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, including capitalized software costs	(734,122)	(646,414)
Net cash used in investing activities	(734,122)	(646,414)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable under credit agreement	3,500,000	1,900,000
Repayment of loan payable under credit agreement	(3,910,000)	(3,353,000)
Debt issuance related costs	(526,565)	-
Proceeds from exercise of warrants	-	131,250
Proceeds from exercise of stock options	12,912	-
Principal payment under finance lease obligation	(1,833)	(1,515)
Repayment of installment loan	(2,802)	(2,802)
Net cash used in financing activities	(928,290)	(1,326,067)

DECREASE IN CASH	(2,225,417)	(1,413,952)

CASH, beginning of period	$8,541,232	$6,868,472

CASH, end of period	$6,315,815	$5,454,520

Non-GAAP Measures

We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Adjusted EBITDA represents net income before interest, stock-based compensation, taxes, depreciation (other than depreciation of leased inventory), amortization, and one-time or non-recurring items. We believe that Adjusted EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes.

Key performance metrics for the three months ended March 31, 2021 and 2020 were as follows:

	Three months ended March 31,
	2021	2020	$ Change	% Change
Adjusted EBITDA:
Net income	$1,237	$51,685	$(50,448)	(97.6)
Amortization of debt costs	91,704	94,345	(2,641)	(2.8)
Other amortization and depreciation	651,396	460,013	191,383	41.6
Interest expense	1,307,293	1,117,281	190,012	17.0
Stock compensation	380,264	171,815	208,449	121.3
Product/infrastructure expenses	10,000	104,664	(94,664)	(90.4)
Adjusted EBITDA	$2,441,894	$1,999,803	$442,091	22.1

The Company refers to Adjusted EBITDA in the above table as the Company uses this measure to evaluate operating performance and to make strategic decisions about the Company. Management believes that Adjusted EBITDA provides relevant and useful information which is widely used by analysts, investors and competitors in its industry in assessing performance.

About FlexShopper

FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY), is a financial and technology company that provides brand name electronics, home furnishings and other durable goods to consumers on a lease-to-own (LTO) basis through its e-commerce marketplace (www.FlexShopper.com) as well as its patented and patent pending systems. FlexShopper also provides LTO technology platforms to retailers and e-retailers to facilitate transactions with consumers that want to acquire their products, but do not have sufficient cash or credit. FlexShopper approves consumers utilizing its proprietary consumer screening model, collects from consumers under an LTO contract and funds the LTO transactions by paying merchants for the goods.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include the Company’s financial guidance for fiscal year 2019. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate,” or other comparable terms. Examples of forward-looking statements include, among others, statements we make regarding expectations of lease originations during the holiday season, the expansion of our lease-to-own program; expectations concerning our partnerships with retail partners; investments in, and the success of, our underwriting technology and risk analytics platform; our ability to collect payments due from customers; expected future operating results and; expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: our limited operating history, limited cash and history of losses; our ability to obtain adequate financing to fund our business operations in the future; the failure to successfully manage and grow our FlexShopper.com e-commerce platform; our ability to maintain compliance with financial covenants under our credit agreement; our dependence on the success of our third-party retail partners and our continued relationships with them; our compliance with various federal, state and local laws and regulations, including those related to consumer protection; the failure to protect the integrity and security of customer and employee information; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The forward-looking statements made in this release speak only as of the date of this release, and FlexShopper assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Contact:

Jeremy Hellman

Vice President

The Equity Group

212-836-9626

jhellman@equityny.com

FlexShopper, Inc.

Investor Relations

ir@flexshopper.com

FlexShopper, Inc.